Exhibit 1.2

ALTRIA GROUP, INC.

(the “Company”)

Debt Securities

TERMS AGREEMENT

August 6, 2012

ALTRIA GROUP, INC.

PHILIP MORRIS USA INC.

6601 West Broad Street

Richmond, Virginia 23230

Attention:	Salvatore Mancuso

Vice President and Treasurer, Finance & Strategy

Dear Ladies and Gentlemen:

On behalf of the several Underwriters named in Schedule A hereto and for their respective accounts, we offer to purchase, on and subject to the terms and conditions of the Underwriting Agreement relating to Debt Securities and Warrants to Purchase Debt Securities dated as of November 4, 2008 in connection with Altria Group, Inc.’s and Philip Morris USA Inc.’s registration statement on Form S-3 (No. 333-177580) and which is incorporated herein by reference (the “Underwriting Agreement”), the following securities (“Securities”) on the following terms:

Debt Securities

Title:

2.850% Notes due 2022 (the “2022 Notes”) and 4.250% Notes due 2042 (the “2042 Notes” and, together with the 2022 Notes, the “Notes”).

Principal Amount:

In the case of the 2022 Notes, $1,900,000,000.

In the case of the 2042 Notes, $900,000,000.

Interest Rate:

In the case of the 2022 Notes, 2.850% per annum from August 9, 2012, payable semiannually in arrears on February 9 and August 9, commencing February 9, 2013, to holders of record on the preceding January 25 or July 25, as the case may be.

In the case of the 2042 Notes, 4.250% per annum from August 9, 2012, payable semiannually in arrears on February 9 and August 9, commencing February 9, 2013, to holders of record on the preceding January 25 or July 25, as the case may be.

Maturity:

In the case of the 2022 Notes, August 9, 2022.

In the case of the 2042 Notes, August 9, 2042.

Currency of Denomination:

United States Dollars ($).

Currency of Payment:

United States Dollars ($).

Form and Denomination:

Book-entry form only represented by one or more global securities deposited with The Depository Trust Company, including its participants Clearstream or Euroclear, or their respective designated custodian, in denominations of $2,000 and $1,000 integral multiples thereof.

Change of Control:

Upon the occurrence of both (i) a change of control of the Company and (ii) the Notes ceasing to be rated investment grade by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings within a specified period, the Company will be required to make an offer to purchase the Notes of each series at a price equal to 101% of the aggregate principal amount of the Notes of such series, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth under the caption “Description of Notes—Repurchase Upon Change of Control Triggering Event” in the prospectus supplement.

Conversion Provisions:

None.

Optional Tax Redemption:

The Company may redeem all, but not part, of the Notes of each series upon the occurrence of specified tax events described under the caption “Description of Notes—Redemption for Tax Reasons” in the prospectus supplement.

Option to Elect Repayment:

None.

Sinking Fund:

None.

Guarantor:

Philip Morris USA Inc.

In addition to the Events of Default set forth in the Indenture, dated as of November 4, 2008 (the “Indenture”) among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as and to the extent set forth under the caption “Description of Notes—Subsidiary Guarantee” in the prospectus supplement, each of the following will constitute an Event of Default (within the meaning of the Indenture) with respect to the Notes: (i) the Guarantor or a court takes certain actions relating to bankruptcy, insolvency or reorganization of the Guarantor and (ii) the Guarantor’s guarantee with respect to the Notes is determined to be unenforceable or invalid or for any reason ceases to be in full force and effect as permitted by the Indenture of the Guarantee Agreement, or the Guarantor repudiates its obligations under such guarantee.

Listing:

None.

Delayed Delivery Contracts:

None.

Payment of Additional Amounts:

In addition, the Company shall pay Additional Amounts to holders as and to the extent set forth under the caption “Description of Notes—Payment of Additional Amounts” in the prospectus supplement.

Purchase Price:

In the case of the 2022 Notes, 99.238% of the principal amount, plus accrued interest, if any, from August 9, 2012.

In the case of the 2042 Notes, 97.871% of the principal amount, plus accrued interest, if any, from August 9, 2012.

Expected Reoffering Price:

In the case of the 2022 Notes, 99.888% of the principal amount, plus accrued interest, if any, from August 9, 2012.

In the case of the 2042 Notes, 98.746% of the principal amount, plus accrued interest, if any, from August 9, 2012.

Names and Addresses of Representatives of the Several Underwriters:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

The respective principal amounts of the Securities to be severally purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

Except as set forth below, the provisions of the Underwriting Agreement are incorporated herein by reference and the following provisions are hereby added thereto and made a part thereof:

1. For purposes of the Underwriting Agreement, the “Applicable Time” is 4:25 P.M. New York City time, on the date of this Terms Agreement.

2. For purposes of Section 5(d)(xi) of the Underwriting Agreement, the descriptions of contracts and other documents referred to in such counsel’s opinion shall include, but not be limited to, the information appearing under the captions “The Company,” “Description of Debt Securities,” “Description of Guarantees of Debt Securities,” “Description of Notes,” and “Underwriting” in the prospectus supplement.

3. For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company and Philip Morris USA Inc. by the Underwriters for use in the prospectus supplement consists of the following information: the concession and reallowance figures appearing in the third paragraph under the caption “Underwriting” in the prospectus supplement and the information contained in the fifth, sixth, seventh, ninth and twelfth paragraphs under the caption “Underwriting” in the prospectus supplement.

The Closing will take place at 9:00 A.M., New York City time, on August 9, 2012, at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166.

The Securities will be made available for checking and packaging at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166 at least 24 hours prior to the Closing Date.

Please signify your acceptance by signing the enclosed response to us in the space provided and returning it to us.

Very truly yours, CITIGROUP GLOBAL MARKETS INC.

By:	/s/ BRIAN D. BEDNARSKI
Name: Brian D. Bednarski
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ R. SCOTT FLIEGER
Name: R. Scott Flieger
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ EUNICE KANG
Name: Eunice Kang
Title: Director

J.P. MORGAN SECURITIES LLC

By:	/s/ MARIA SRAMEK
Name: Maria Sramek
Title: Executive Director

Acting as Representatives of the several Underwriters

Accepted: ALTRIA GROUP, INC.

By:	/s/ SALVATORE MANCUSO
Name: Salvatore Mancuso
Title: Vice President and Treasurer, Finance & Strategy

PHILIP MORRIS USA INC.

By:	/s/ WILLIAM F. GIFFORD, JR.
Name: William F. Gifford, Jr.
Title: President and Chief Executive Officer

By:	/s/ DANIEL J. BRYANT
Name: Daniel J. Bryant
Title: Treasurer

Signature Page to Terms Agreement

SCHEDULE A

DEBT SECURITIES

Underwriter	Principal Amount of 2.850% Notes due 2022	Principal Amount of 4.250% Notes due 2042
Citigroup Global Markets Inc.	$304,000,000	$144,000,000
Deutsche Bank Securities Inc.	304,000,000	144,000,000
J.P. Morgan Securities LLC	304,000,000	144,000,000
Barclays Capital Inc.	104,500,000	49,500,000
Credit Suisse Securities (USA) LLC	104,500,000	49,500,000
HSBC Securities (USA) Inc.	104,500,000	49,500,000
Scotia Capital (USA) Inc.	104,500,000	49,500,000
Wells Fargo Securities, LLC	104,500,000	49,500,000
Banca IMI S.p.A.	76,000,000	36,000,000
Goldman, Sachs & Co.	76,000,000	36,000,000
Morgan Stanley & Co. LLC	76,000,000	36,000,000
RBS Securities Inc.	76,000,000	36,000,000
Santander Investment Securities Inc.	76,000,000	36,000,000
U.S. Bancorp Investments, Inc.	76,000,000	36,000,000
Loop Capital Markets LLC	4,750,000	2,250,000
The Williams Capital Group, L.P.	4,750,000	2,250,000

Total	$1,900,000,000	$900,000,000

SCHEDULE B

(a)	Issuer Free Writing Prospectuses not included in the Pricing Disclosure Package: None

(b)	Issuer Free Writing Prospectuses included in the Pricing Disclosure Package: Final Term Sheet, attached as Schedule C hereto

(c)	Additional Documents Incorporated by Reference: None

SCHEDULE C

Filed Pursuant to Rule 433

Registration No. 333-177580

August 6, 2012

FINAL TERM SHEET

Dated August 6, 2012

2.850% Notes due 2022

4.250% Notes due 2042

Issuer:	Altria Group, Inc.

Guarantor:	Philip Morris USA Inc.

Aggregate Principal Amount:	2022 Notes: $1,900,000,000 2042 Notes: $900,000,000

Maturity Date:	2022 Notes: August 9, 2022 2042 Notes: August 9, 2042

Coupon:	2022 Notes: 2.850% 2042 Notes: 4.250%

Interest Payment Dates:	2022 Notes: Semi-annually on each February 9 and August 9, commencing February 9, 2013 2042 Notes: Semi-annually on each February 9 and August 9, commencing February 9, 2013

Price to Public:	2022 Notes: 99.888% of principal amount 2042 Notes: 98.746% of principal amount

Benchmark Treasury:	2022 Notes: 1.750% due May 15, 2022 2042 Notes: 3.125% due February 15, 2042

Benchmark Treasury Yield:	2022 Notes: 1.563% 2042 Notes: 2.645%

Spread to Benchmark Treasury:	2022 Notes: 130 bps 2042 Notes: 168 bps

Yield:	2022 Notes: 2.863% 2042 Notes: 4.325%

Settlement Date (T+3):	August 9, 2012

CUSIP / ISIN:	2022 Notes: CUSIP Number: 02209S AN3 ISIN Number: US02209SAN36 2042 Notes: CUSIP Number: 02209S AM5 ISIN Number: US02209SAM52

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

Senior Co-Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC HSBC Securities (USA) Inc. Scotia Capital (USA) Inc. Wells Fargo Securities, LLC

Co-Managers:

Banca IMI S.p.A. [1]

Goldman, Sachs & Co.

Loop Capital Markets LLC

Morgan Stanley & Co. LLC

RBS Securities Inc.

Santander Investment Securities Inc.

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

[1]

The following paragraph is hereby added under the caption “Underwriting” in the prospectus supplement as paragraph thirteen: “Banca IMI S.p.A. is not a U.S. registered broker-dealer, and will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.”

Pro Forma Ratios of Earnings to Fixed Charges:(a)(b)

For the six months ended June 30, 2012: 6.5

For the year ended December 31, 2011: 5.6

(a) The ratios of earnings to fixed charges for the six months ended June 30, 2012 and year ended December 31, 2011 have been adjusted on a pro forma basis to give effect to the net change in interest resulting from the offer and sale of $1.9 billion aggregate principal amount of 2022 notes and $900 million aggregate principal amount of 2042 notes offered hereby and assumes the use of the net proceeds to repurchase $2.0 billion of outstanding aggregate principal amount of the issuer’s 9.700% Notes due 2018, 9.250% Notes due 2019, 9.950% Notes due 2038 and 10.200% Notes due 2039, as if such events occurred on January 1, 2011.

(b) The issuer includes interest relating to uncertain tax positions in its provision for income taxes. Therefore, such amounts are not included in fixed charges in the computation.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, Deutsche Bank Securities Inc. toll free at 1-800-503-4611 or J.P. Morgan Securities LLC collect at 1-212-834-4533.